Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177
	For Month Ended August 31, 2009 UNAUDITED
Statement of Income	Month (A Units)	Year to Date (A Units)

Trading Income (Loss):
Realized Trading Income (Loss)	$(752,847)	$(3,327,592)
Change in Unrealized Income (Loss)	865,499	(1,056,364)
Foreign Currency Transaction Income (Loss)	(520,603)	1,401,442

Net Trading Income (Loss)	(407,951)	(2,982,514)

Other Income
Interest Income	5,297	40,921

Total Income (Loss)	5,297	40,921

Expenses
Advisory Incentive Fees	(126,735)	28,910
Management Fees	91,328	825,579
Organization and Offering Expenses	19,731	210,091
Administrative Expenses	88,787	883,936
Brokerage Expenses	217,808	1,848,842

Total Expenses	290,919	3,797,358

Net Income (Loss)	$(693,573)	$(6,738,951)

Statement of Changes in Net Asset Value

Beginning Balance	64,844,436	80,039,618
Additions	28,000	38,000
Net Income (Loss)	(693,573)	(6,738,951)
Transfers from Class A to Class B	-	(1,059,783)
Redemptions	(692,186)	(8,792,207)

Balance at August 31, 2009	$63,486,677	$63,486,677
Total Units Held at End of the Period		584,248
Net Asset Value Per Unit		$108.66
Rate of Return	-1.07%	-8.99%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER NOVEMBER 30, 2009

	For Month Ended August 31, 2009 UNAUDITED
Statement of Income	Month (B Units)	Year to Date (B Units)

Trading Income (Loss):
Realized Trading Income (Loss)	$(10,282)	$(44,810)
Change in Unrealized Income (Loss)	11,821	(13,988)
Foreign Currency Transaction Income (Loss)	(7,111)	18,683

Net Trading Income (Loss)	(5,572)	(40,115)

Other Income
Interest Income	72	555

Total Income (Loss)	72	555

Expenses
Advisory Incentive Fees	(1,731)	351
Management Fees	1,247	11,190
Organization and Offering Expenses	269	2,909
Administrative Expenses	1,213	11,742
Brokerage Expenses	1,510	12,434

Total Expenses	2,508	38,626

Net Income (Loss)	$(8,008)	$(78,186)

Statement of Changes in Net Asset Value

Beginning Balance	886,012	-
Additions	-	-
Net Income (Loss)	(8,008)	(78,186)
Transfers from Class A to Class B	-	1,059,783
Redemptions	-	(103,593)

Balance at August 31, 2009	$878,004	$878,004
Total Units Held at End of the Period		7,973
Net Asset Value Per Unit		$110.12
Rate of Return	-0.90%	-7.76%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER NOVEMBER 30, 2009